EXECUTION VERSION
Exhibit 4.56
CONSENT, WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS CONSENT, WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) is entered into as of February 20, 2009, by and among XINHUA SPORTS & ENTERTAINMENT LIMITED (formerly known as XINHUA FINANCE MEDIA LIMITED), a Cayman Islands limited company (the “Borrower”), the Subsidiaries of the Borrower signatory hereto (collectively, the “Guarantors”), the financial institutions and investors signatory hereto (each a “Lender” and, collectively, the “Lenders”), and PATRIARCH PARTNERS AGENCY SERVICES, LLC, a Delaware limited liability company (“PPAS”), as agent for the Lenders (in such capacity, the “Agent”).
RECITALS
     A. The Borrower, the Guarantors, the Lenders and the Agent are parties to that certain Credit Agreement, dated as of October 21, 2008 (as amended by this First Amendment and as may be further amended, modified, supplemented, restated, renewed, replaced or increased from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     B. The Borrower and the Guarantors have requested that the Lenders and the Agent (i) consent to the China Youth League investment, as described on Schedule II attached hereto (the “China Youth League Investment”), which is prohibited by Section 6.1(e) of the Credit Agreement, (ii) consent to the acquisition of Everfame Development Limited, a British Virgin Islands company, and related investments, as described on Schedule III attached hereto (the “Everfame Acquisition” and, together with the China Youth League Investment, the “Transactions”), which is prohibited by Sections 5.1(o), 6.1(e) and 6.1(k) of the Credit Agreement, (iii) increase the Term Loan Commitment, (iv) make certain amendments to the Credit Agreement as set forth herein and (v) waive certain requirements of the Credit Documents. Subject to the satisfaction of the conditions of effectiveness set forth in Section 6 of this First Amendment and the other covenants, conditions and agreements contained herein, the Lenders and the Agent have agreed to consent to the Transactions and to make such amendments.
     NOW, THEREFORE, in consideration of the foregoing and the covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Guarantors, the Lenders and the Agent covenant and agree as follows:
     1. CONSENT AND WAIVER. The Agent and the Lenders hereby (i) consent to each of the Transactions, (ii) waive Section 6.1(e) of the Credit Agreement to the extent such provision prohibits the consummation of the China Youth League Investment and waive Sections 5.1(o), 6.1(e) and 6.1(k) to the extent such provisions prohibit the consummation of the Everfame Acquisition and (iii) waive the application of Section 5.1(h) of the Credit Agreement, Section 6(a) of the Security Agreement and Section 20(b) of the Pledge Agreement with respect to the change of the Borrower’s name to “Xinhua Sports & Entertainment Limited” and hereby waive any Default or Event of Default that may have arisen as a result of any failure to comply with the requirements of such sections with respect to such name change, in each case subject to, and based upon, the following terms and conditions:
     (a) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.2 of the Credit Agreement (as set forth in and as amended by this First Amendment) before and after giving effect to each of the Transactions;
     (b) no Default or Event of Default under any Credit Document (other than such Defaults or Events of Default as are expressly waived by this First Amendment) shall exist prior to or immediately after giving effect to the terms of either of the Transactions;
     (c) neither of the Transactions shall be reasonably expected to cause a Material Adverse Effect;
     (d) all PRC entities acquired in the Everfame Acquisition shall be directly or indirectly owned by Upper Step Holdings Limited and shall be subject to an Internal Control Agreement with such Credit Party or a Subsidiary thereof;
     (e) no proceeds of the Term Loans shall be used at any time (including during the term of the joint venture agreement and all other agreements executed in connection with the China Youth League Investment) by any Credit Party to pay any consideration, purchase price, costs, expenses, working capital, contingent payments, incentive payments, revenue sharing payments, or other payments in connection with the China Youth League Investment or to make any loans, advances or other fundings to any person or entity in connection with or pursuant to any document, instrument or agreement executed in connection with the China Youth League Investment;
     (f) the Borrower shall have delivered to the Agent a description of the pro forma cash flow to the Borrower from each of the Transactions, in each case certified by a director of the Borrower;
     (g) the Borrower shall have delivered to the Agent a copy of the resolutions of the Board of Directors of the Borrower (or a duly appointed Committee thereof), approving each of the Transactions, in each case certified by a director of the Borrower;
     (h) the Borrower shall have delivered to the Agent an updated Disclosure Schedule to reflect each of the Transactions;
     (i) the Borrower shall have delivered to the Agent complete executed copies of all documents and agreements relating to the China Youth League Investment, certified by a director of the Borrower;
     (j) no later than two (2) Business Days after the closing of the Everfame Acquisition, the Borrower shall deliver to the Agent complete executed copies of all documents and agreements relating to the Everfame Acquisition, certified by a director of the Borrower, substantially in the form provided to counsel for the Agent and the Lenders on February 17, 2009; and
     (k) the Borrower shall have delivered to the Agent certificates signed by an Authorized Officer of the Borrower, certifying (i) on the First Effective Date (as defined herein) as to the matters set forth in clauses (a), (b), (c) and (e) above and (ii) on the Second Effective Date (as defined herein) as to the matters set forth in clauses (a), (b), (c) and (d) above and certifying as to the Borrower’s compliance with Sections 5.1(m) and 6.1(k) of the Credit Agreement, and in each case attaching calculations necessary to show compliance under clause (a) above.
     2. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is hereby amended as follows:
     (a) Amendment of Section 1.1 of the Credit Agreement. The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
“Agreement” means this Agreement, as amended by the First Amendment, and as it may be further amended, modified, restated, extended, increased, renewed, supplemented and/or replaced from time to time.
“Commitment Period” means the period from the date of this Agreement to but excluding March 31, 2009.
“Credit Documents” means any of this Agreement (including the Disclosure Schedule), the First Amendment, the Term Notes (if any), the Collateral Documents, the Guaranty, the Investor and Registration Rights Agreement, the Subordination Agreement, and all other agreements, instruments, certificates and documents previously, now or hereafter executed and/or delivered to or for the benefit of the Agent or any Lender from time to time by any Credit Party or any other person or entity in connection with this Agreement or any other Credit Document, each as amended, modified, supplemented, restated, extended, increased, renewed and/or replaced from time to time.
“Disclosure Schedule” means the Credit Parties’ Disclosure Schedule delivered to the Agent at Closing, as such schedule may be updated, amended, supplemented, restated or otherwise modified from time to time pursuant to the terms of this Agreement.
“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period, but excluding the amortization of loan origination or structuring fees), including, without limitation, discounts in connection with the sale of any accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments; provided, notwithstanding the foregoing, any non-cash imputed interest expenses relating to long-term contracts shall be excluded from the total interest expenses.
“Total Debt” means, as to any Person, with respect to any period, all indebtedness for borrowed money, including the Loans, together with all accrued interest in respect thereof and all interest paid in respect thereof; provided, notwithstanding the foregoing, any and all indebtedness and accrued or paid interest in respect thereof arising from ordinary course financings to facilitate conversion of Dollars into RMB required for working capital purposes in the PRC shall be excluded from the calculation of the total debt.
     (b) Addition to Section 1.1 of the Credit Agreement. The following definition is hereby added in alphabetical order to Section 1.1 of the Credit Agreement:
“First Amendment” means that certain Consent, Waiver and First Amendment to Credit Agreement, dated as of February 20, 2009, by and among the Lenders, the Agent, the Borrower and the Guarantors.
     (c) Amendment of Section 2.4 of the Credit Agreement. Section 2.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     Section 2.4 Lenders’ Loan Amounts. All Loans (a) made on the Closing Date shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares and (b) made subsequent to the Closing Date shall be made by each Lender in an amount determined by the Agent in its sole discretion and within such Lender’s Term Loan Commitment, in each case it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make the Loans hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
     (d) Amendment of Section 2.17 of the Credit Agreement. Section 2.17 of the Credit Agreement is hereby amended to replace in subsection (a) thereof the term “$40,000,000” with the term “$22,200,000” and to amend and restate in its entirety subsection (c)(iii) thereof to read as follows:
     (iii) the Borrower shall pay to the Agent a non-refundable commitment increase fee in an amount equal to (A) the sum of the increase in the Term Loan Commitment as of the Increase Effective Date, times (B) 2.0%, which fee shall be deemed fully earned and due and payable on the Increase Effective Date and in addition to any other fee from time to time payable under the Credit Documents.
     (e) Addition to Section 3.2 of the Credit Agreement. The following subsection (j) is hereby added to Section 3.2 of the Credit Agreement.

     (j) Certificates and Opinions. The Borrower shall deliver all certificates, documents, instruments and agreements, including all constitutive documents, resolutions, director’s certificates, opinions of counsel, and financing statements, and take all such action, reasonably requested by the Agent in furtherance of the foregoing.
     (f) Amendment of Section 6.2(a) of the Credit Agreement. Section 6.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (a) Minimum Consolidated EBITDA, Interest Coverage Ratio and Maximum Leverage Ratio. The Borrower shall not permit (i) Consolidated EBITDA of the Borrower and its Subsidiaries or the Interest Coverage Ratio for any of the latest thirteen four-week periods ending on the end of the Fiscal Quarters set forth below to be less than the amount or ratio set forth opposite such period, and (ii) the Leverage Ratio for any of the latest thirteen four-week periods ending on the end of the Fiscal Quarters set forth below to be more than the ratio set forth opposite such period, in each case for clauses (i) and (ii) above, evidence of which shall be delivered to the Agent with the applicable Financials and certifications required under Section 5.1(a):

	Minimum
	Consolidated	Minimum Interest	Maximum Leverage
Fiscal Quarter Ending	EBITDA	Coverage Ratio	Ratio
4th Fiscal Quarter ending in Fiscal Year 2008	$25,480,000.00	3.23 : 1	5.03 : 1
1st Fiscal Quarter ending in Fiscal Year 2009	$20,147,796.11	3.40 : 1	3.67 : 1
2nd Fiscal Quarter ending in Fiscal Year 2009	$20,062,644.42	2.76 : 1	3.68 : 1
3rd Fiscal Quarter ending in Fiscal Year 2009	$20,244,241.49	2.62 : 1	3.65 : 1
4th Fiscal Quarter ending in Fiscal Year 2009	$20,810,838.57	2.54 : 1	3.55 : 1
1st Fiscal Quarter ending in Fiscal Year 2010	$15,363,810.46	1.88 : 1	4.81 : 1
2nd Fiscal Quarter ending in Fiscal Year 2010	$20,488,289.52	2.51 : 1	3.60 : 1
3rd Fiscal Quarter ending in Fiscal Year 2010	$26,267,426.98	3.21 : 1	2.81 : 1
4th Fiscal Quarter ending in Fiscal Year 2010	$32,863,769.08	4.02 : 1	2.25 : 1
1st Fiscal Quarter ending in Fiscal Year 2011	$19,305,185.03	2.36 : 1	3.83 : 1
2nd Fiscal Quarter ending in Fiscal Year 2011	$28,634,378.47	3.50 : 1	2.58 : 1

	Minimum
	Consolidated	Minimum Interest	Maximum Leverage
Fiscal Quarter Ending	EBITDA	Coverage Ratio	Ratio
3rd Fiscal Quarter ending in Fiscal Year 2011	$38,966,420.22	4.76 : 1	1.90 : 1
4th Fiscal Quarter ending in Fiscal Year 2011	$48,764,013.58	5.96 : 1	1.51 : 1
1st Fiscal Quarter ending in Fiscal Year 2012	$47,524,013.58	5.81 : 1	1.55 : 1
2nd Fiscal Quarter ending in Fiscal Year 2012	$47,524,013.58	5.81 : 1	1.55 : 1
3rd Fiscal Quarter ending in Fiscal Year 2012	$47,524,013.58	5.81 : 1	1.55 : 1
     (g) Amendment of Section 6.2(a) of the Credit Agreement. Upon the Second Effective Date (as defined below), Section 6.2(a) of the Credit Agreement shall be hereby amended and restated in its entirety to read as follows:
     (a) Minimum Consolidated EBITDA, Interest Coverage Ratio and Maximum Leverage Ratio. The Borrower shall not permit (i) Consolidated EBITDA of the Borrower and its Subsidiaries or the Interest Coverage Ratio for any of the latest thirteen four-week periods ending on the end of the Fiscal Quarters set forth below to be less than the amount or ratio set forth opposite such period, and (ii) the Leverage Ratio for any of the latest thirteen four-week periods ending on the end of the Fiscal Quarters set forth below to be more than the ratio set forth opposite such period, in each case for clauses (i) and (ii) above, evidence of which shall be delivered to the Agent with the applicable Financials and certifications required under Section 5.1(a):

	Minimum Consolidated	Minimum Interest	Maximum Leverage
Fiscal Quarter Ending	EBITDA	Coverage Ratio	Ratio
4th Fiscal Quarter ending in Fiscal Year 2008	$25,480,000.00	3.23 : 1	5.03 : 1
1st Fiscal Quarter ending in Fiscal Year 2009	$20,447,796.11	3.19 : 1	4.79 : 1
2nd Fiscal Quarter ending in Fiscal Year 2009	$20,362,644.42	2.48 : 1	4.81 : 1
3rd Fiscal Quarter ending in Fiscal Year 2009	$20,544,241.49	2.24 : 1	4.76 : 1
4th Fiscal Quarter ending in Fiscal Year 2009	$21,110,838.57	2.09 : 1	4.64 : 1
1st Fiscal Quarter ending in Fiscal Year 2010	$16,803,810.46	1.66 : 1	5.82 : 1
2nd Fiscal Quarter ending in Fiscal Year 2010	$21,928,289.52	2.17 : 1	4.46 : 1
3rd Fiscal Quarter ending in Fiscal Year 2010	$27,707,426.98	2.74 : 1	3.53 : 1

	Minimum Consolidated	Minimum Interest	Maximum Leverage
Fiscal Quarter Ending	EBITDA	Coverage Ratio	Ratio
4th Fiscal Quarter ending in Fiscal Year 2010	$34,303,769.08	3.40 : 1	2.85 : 1
1st Fiscal Quarter ending in Fiscal Year 2011	$22,625,185.03	2.24 : 1	4.33 : 1
2nd Fiscal Quarter ending in Fiscal Year 2011	$31,954,378.47	3.16 : 1	3.06 : 1
3rd Fiscal Quarter ending in Fiscal Year 2011	$42,286,420.22	4.19 : 1	2.31 : 1
4th Fiscal Quarter ending in Fiscal Year 2011	$52,084,013.58	5.16 : 1	1.88 : 1
1st Fiscal Quarter ending in Fiscal Year 2012	$52,084,013.58	5.16 : 1	1.88 : 1
2nd Fiscal Quarter ending in Fiscal Year 2012	$52,084,013.58	5.16 : 1	1.88 : 1
3rd Fiscal Quarter ending in Fiscal Year 2012	$52,084,013.58	5.16 : 1	1.88 : 1
     (h) Amendment of Schedule I to the Credit Agreement. Schedule I to the Credit Agreement is hereby deleted and replaced in its entirety by Schedule I attached to this First Amendment:
     3. RELEASE AND WAIVER OF CLAIMS.
     (a) In consideration of the consent to and amendment of certain provisions of the Credit Agreement as provided herein and the other benefits received by each of the Borrower and the Guarantors hereunder, each of the Borrower and the Guarantors hereby RELEASES, WAIVES, RELINQUISHES and forever DISCHARGES each of the Lenders and the Agent, as well as their predecessors, successors, assigns, agents, officers, directors, employees, attorneys, representatives, affiliates and subsidiaries of and from any and all claims, offsets, defenses, counterclaims, demands, actions and causes of action of any and every kind or character, past or present, which any Credit Party may have against any of the Lenders, the Agent or any of their predecessors, successors, assigns, agents, officers, directors, employees, attorneys, representatives, affiliates and subsidiaries arising out of or with respect to any and all transactions relating to the Credit Documents occurring prior to the date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of the Lenders, the Agent or any of their predecessors, successors, assigns, agents, officers, directors, employees, attorneys, representatives, affiliates and subsidiaries, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable law, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.
     (b) The agreements of each of the Borrower and the Guarantors set forth in this Section 3 shall survive termination of this First Amendment and the other Credit Documents.
     4. REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND THE GUARANTORS. By its execution and delivery hereof, each of the Borrower and the Guarantors represents and warrants to the Lenders and the Agent that, as of each Effective Date:
     (a) the representations and warranties of the Borrower and the Guarantors contained in the Credit Agreement and the other Credit Documents are true and correct on and as of each Effective Date as if made on and as of such Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);
     (b) no Default or Event of Default will result from or after giving effect to this First Amendment;
     (c) the execution, delivery and performance by each Credit Party of this First Amendment are within its respective legal power and authority, and have been duly authorized by all necessary actions of such Credit Party;
     (d) this First Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy or other debtor relief laws and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);
     (e) neither its execution, delivery and performance of this First Amendment nor the consummation of any transactions contemplated herein will violate or conflict with, or result in a breach of, or constitute a default under, or require any consent under, (i) any of its organizational or other governance documents, (ii) any Regulation, or (iii) any agreement or instrument to which it is a party or by which it or any of its property is bound or subject;
     (f) no authorization, approval or consent of, or other action by, notice to, or filing with, any Governmental Body or other person or entity is required for its execution, delivery or performance of this First Amendment;
     (g) since October 21, 2008, no act, circumstance or event (including, without limitation, any pending or threatened action before any Governmental Body or arbitrator) has occurred that has had, or could reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect; and

     (h) the Credit Parties are not aware of any claim or offset against, or defense or counterclaim to, any of their obligations or liabilities under the Credit Agreement or any other Credit Document.
     5. REPRESENTATIONS AND WARRANTIES OF THE LENDERS. By its execution and delivery hereof, each Lender represents and warrants to the Borrower that, (i) as of each Effective Date, this First Amendment constitutes the legal, valid and binding obligation of such Lender, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles, and (ii) the representations and warranties of the Lenders contained in Section 4.2 of the Credit Agreement are true and correct on and as of each Effective Date as if made on and as of such Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date).
     6. CONDITIONS PRECEDENT TO EFFECTIVENESS.
     (a) Sections 2(a), (b), (e) and (f) of this First Amendment shall be effective as of December 26, 2008 (the “First Effective Date”) only after each of the following conditions precedent shall have been satisfied in the Lenders’ and the Agent’s sole discretion:
(i)	the Agent shall have received counterparts of (i) this First Amendment executed by each Credit Party, (ii) the Borrower Ratification and Acknowledgment executed by the Borrower and (iii) the Guarantor Ratification and Consent executed by each Guarantor;

(ii)	the Agent shall have received all of the documents required under Sections 1(f), (g), (h), (i) and (k) of this First Amendment with respect to the Chinese Youth League Investment;

(iii)	as of the First Effective Date, no Default or Event of Default (other than such Defaults or Events of Default as are expressly waived by this First Amendment) under any Credit Document shall have occurred and be continuing or will result from or after giving effect to this First Amendment;

(iv)	as of the First Effective Date, the representations and warranties set forth in Section 4 of this First Amendment and in the other Credit Documents shall be true and correct; and

(v)	the Agent shall have received, in form and substance satisfactory to the Agent and its counsel, copies of each instrument, agreement, certificate, opinion or other document required pursuant to Sections 3.2(i), 3.2(j) 5.1(m), 5.1(o) and 6.1(k) of the Credit Agreement and such other documents, opinions, certificates and instruments as the Agent or its counsel shall reasonably request, and the Borrower and the Guarantors shall have taken such further actions as the Agent or its counsel may reasonably request in connection herewith or therewith.
     (b) Provided that such date has occurred on or before March 13, 2009, Sections 2(c), (d), (g) and (h) of this First Amendment shall become effective as of the date (the “Second Effective Date” and each of the First Effective Date and the Second Effective Date, an “Effective Date”) on which the following conditions precedent shall have been satisfied in the Lenders’ and the Agent’s sole discretion:
(i)	the Agent shall have received all of the documents required under Sections 1(f), (g), (h), (j) and (k) of this First Amendment with respect to the Everfame Acquisition;

(ii)	as of the Second Effective Date, no Default or Event of Default under any Credit Document shall have occurred and be continuing or will result from or after giving effect to this First Amendment;

(iii)	as of the Second Effective Date, the representations and warranties set forth in Section 4 of this First Amendment and in the other Credit Documents shall be true and correct;

(iv)	the Borrower shall have executed and delivered to the Agent a Funding Notice in accordance with Section 3.2(a) of the Credit Agreement;

(v)	the Borrower shall have executed and delivered to each Lender a Term Note in the outstanding principal amount equal to the increase in such Lender’s Term Loan;

(vi)	the Agent shall have received from the Borrower pursuant to Section 2.7(c) of the Credit Agreement payment of the non-refundable commitment increase fee of $356,000 (i.e., an amount equal to (i) $17,800,000, times (ii) 2.0%), which fee shall be deemed fully earned and due and payable on the Second Effective Date and in addition to any other fee from time to time payable under the Credit Documents;

(vii)	the Agent shall have received from the Borrower payment for or reimbursement of all fees and expenses (including reasonable attorneys’ fees) incurred by the Agent and the Lenders in connection with the preparation, negotiation, review, execution and delivery of this First Amendment and all other outstanding fees and expenses required to be paid under the Credit Agreement;

(viii)	the Agent shall have received, in form and substance satisfactory to the Agent and its counsel, copies of each instrument, agreement, certificate, opinion or other document required pursuant to Sections 3.2(i), 3.2(j), 5.1(m), 5.1(o) and 6.1(k) of the Credit Agreement and such other documents, opinions, certificates and instruments as the Agent or its counsel shall reasonably request, and the Borrower and the Guarantors shall have taken such further actions as the Agent or its counsel may reasonably request in connection herewith or therewith (including, without limitation, an opinion of Cayman Islands counsel to the Borrower that the change of the Borrower’s name referred to herein has not adversely affected the validity of any charge established under any Credit Document on the Collateral).
     7. FURTHER ASSURANCES. Each of the Borrower and the Guarantors, upon the reasonable request of the Agent, shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this First Amendment. Borrower shall also cause to be delivered to the Agent and the Lenders by February 28, 2009 the opinion parenthetically referred to in Section 6(b)(viii) hereof; failure to provide such opinion as required shall be deemed an Event of Default under the Credit Agreement.
     8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this First Amendment or any other Credit Document, including any Credit Document furnished in connection with this First Amendment, shall survive the execution and delivery of this First Amendment and the other Credit Documents, and no investigation by any Lender or the Agent or the execution of this First Amendment by the Lenders and the Agent shall affect such representations and warranties or the right of the Lenders and the Agent to rely upon them.
     9. SEVERABILITY. Any provision of this First Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this First Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
     10. RATIFICATION; REFERENCE TO CREDIT AGREEMENT. Except as expressly modified and superseded by this First Amendment, the terms and provisions of the Credit Agreement and the other Credit Documents are ratified and confirmed and shall continue in full force and effect. Upon the First Effective Date, each reference in the Credit Agreement to “this Credit Agreement,” “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as affected and amended by this First Amendment.
     11. EXPENSES. As provided in the Credit Agreement, but without limiting any terms or provisions thereof, the Borrower agrees to pay on demand all costs and expenses incurred by the Agent and the Lenders in connection with the preparation, negotiation, and execution of this First Amendment, including without limitation the costs and fees of the Agent’s and the Lenders’ legal counsel, regardless of whether the Second Effective Date occurs, and all costs and expenses incurred by the Agent and the Lenders in connection with the enforcement or preservation of any rights under the Credit Agreement, as amended hereby.
     12. COUNTERPARTS; EXECUTION VIA FACSIMILE. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This First Amendment may be validly executed and delivered by facsimile or other electronic transmission.
     13. GOVERNING LAW; BINDING EFFECT. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof, and shall be binding upon the Borrower, the Lenders, the Agent and each Guarantor and their respective successors and assigns, except that none of the Borrower or the Guarantors may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders and the Agent.
     14. HEADINGS. Section headings in this First Amendment are included herein for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.
     15. CREDIT DOCUMENT. This First Amendment is a Credit Document and is subject to all provisions of the Credit Agreement applicable to Credit Documents, all of which are incorporated in this First Amendment by reference the same as if set forth in this First Amendment verbatim.
     16. NO ORAL AGREEMENTS. THIS FIRST AMENDMENT IS SPECIFICALLY LIMITED TO THE MATTERS SET FORTH HEREIN. THIS FIRST AMENDMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN AND AMONG THE CREDIT PARTIES, THE LENDERS AND THE AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE CREDIT PARTIES, THE LENDERS AND THE AGENT.
     17. WAIVER OF JURY. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS FIRST AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS FIRST AMENDMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS FIRST AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[SIGNATURE PAGES IMMEDIATELY FOLLOW THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	XINHUA SPORTS & ENTERTAINMENT LIMITED
	By:	/s/ Andrew Chang
		Name:	Andrew Chang
		Title:	Chief Financial Officer

GUARANTORS:	UPPER STEP HOLDINGS LIMITED
	By:	/s/ Andrew Chang
		Name:	Andrew Chang
		Title:	Authorized Signatory

CHINA LEAD PROFITS LIMITED
By:	/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	Authorized Signatory

STAREASE LIMITED
By:	/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	Authorized Signatory

CHINA MEDIA NETWORK LIMITED
By:	/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	Authorized Signatory

AGENT:	PATRIARCH PARTNERS AGENCY SERVICES, LLC, as Agent
	By:	/s/ Lynn Tilton
		Name:	Lynn Tilton
		Title:	Manager

LENDERS:	ZOHAR CDO 2003-1, LIMITED

	By:	Patriarch Partners VIII, LLC, its Collateral Manager

		By:	/s/ Lynn Tilton

Name: Lynn Tilton Title: Manager

ZOHAR II 2005-1, LIMITED

By:	Patriarch Partners XVI, LLC, its Collateral Manager

	By:	/s/ Lynn Tilton

Name: Lynn Tilton Title: Manager

BORROWER RATIFICATION AND ACKNOWLEDGMENT
     As of the First Effective Date and upon and immediately after execution of this First Amendment, the undersigned hereby (a) ratifies and confirms its obligations under the Credit Documents, (b) acknowledges and agrees that each of the Credit Documents to which it is a party is and shall remain in full force and effect and is and shall continue to be its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (c) ratifies and confirms that the liens and security interests in the Collateral created in favor of the Agent pursuant to the Credit Agreement and the other Credit Documents are and shall remain in existence, validly perfected and with the priority as required by the terms of the Credit Agreement and the other Credit Documents.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS THIS PAGE]

XINHUA SPORTS & ENTERTAINMENT LIMITED
By:	/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	Chief Financial Officer

Borrower Ratification Signature Page

GUARANTOR RATIFICATION AND CONSENT
     As of the First Effective Date and upon and immediately after execution of this First Amendment by the Borrower and the Guarantors, each of the undersigned hereby (a) consents and agrees to this First Amendment’s execution and delivery by the Borrower, (b) ratifies and confirms its obligations under each of the Credit Documents to which it is party, including, without limitation, that certain Guaranty, dated as of October 21, 2008, executed by each of the undersigned in favor of the Lenders and the Agent (as amended, modified, restated, replaced or supplemented from time to time, the “Guaranty”), (c) acknowledges and agrees that its obligations under the Guaranty and the other Credit Documents to which it is party are not released, diminished, impaired, reduced or otherwise adversely affected by this First Amendment, and further that the Guaranty and the other Credit Documents to which it is party are and shall remain in full force and effect and are and shall continue to be its legal, valid and binding obligations (including its obligations under the Guaranty regarding the Guaranteed Obligations (as defined in the Guaranty)), enforceable in accordance with their respective terms, (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, the Guaranty, and (e) ratifies and confirms that the liens and security interests in the Collateral created in favor of the Agent pursuant to the Credit Agreement and the other Credit Documents are and shall remain in existence, validly perfected and with the priority required by the terms of the Credit Agreement and the other Credit Documents.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS THIS PAGE]

UPPER STEP HOLDINGS LIMITED
By:	/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	Authorized Signatory

CHINA LEAD PROFITS LIMITED
By:	/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	Authorized Signatory

STAREASE LIMITED
By:	/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	Authorized Signatory

CHINA MEDIA NETWORK LIMITED
By:	/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	Authorized Signatory

Guarantor Ratification and Consent Signature Page

SCHEDULE I

Lender	Term Loan Commitment
ZOHAR CDO 2003-1, LIMITED	$31,000,000.00
ZOHAR II 2005-1, LIMITED	$26,800,000.00
Total	$57,800,000.00

SCHEDULE I

SCHEDULE II
DESCRIPTION OF CHINA YOUTH LEAGUE INVESTMENT

Project	Description	Sources of Funds
China Youth League Investment	Pursuant to a joint venture agreement (the “JV Agreement”), dated as of December 26, 2008 by and among the Borrower, China Youth Interactive Media (Beijing) Company Limited (“Interactive”), Youth Media (Hong Kong) Limited (“YMHK”) and Youth Media (Beijing) Limited (“YMBJ”), the Borrower, Interactive and YMBJ established a contractual joint venture. Pursuant to the JV Agreement, the Borrower will provide working capital to YMHK and has become the exclusive advertising and sales agent of the joint venture partners across a campus network for video distribution built on the existing broadband Internet infrastructure connecting colleges and universities throughout China. A copy of the JV Agreement has been provided to the Lenders. The JV Agreement was related to a Master Agreement in respect of certain advertising business, dated as of September 30, 2008, between Xinhua Finance Media Limited and Chung Cheng Co., Ltd., which Master Agreement has also been provided to the lenders.	The Borrower’s working capital

SCHEDULE II

SCHEDULE III
DESCRIPTION OF EVERFAME ACQUISITION

Media Companies
Project	Involved	Funds Amount	Uses	Description	Collateral
Shanxi TV Project	Offshore Entities:

•     Upper Step Holdings Limited

•     Everfame Development Limited

•     Hong Kong Stock Express Publication Limited

Onshore Entities:

•     Beijing Hanhua Zhiyuan Culture Media Co., Ltd.

•     Beijing Pioneer Media Advertising Co., Ltd.
US$23,930,000, including (i) US$23,920,000 from borrowing proceeds and (ii) US$10,000 consideration paid to acquire the shares of Everfame Development Limited funded by the Borrower
•     approximately US$18,200,000 for the Shanxi TV contract acquisition, of which $8,000,000 will be used by the vendors for Shanxi TV asset upgrade;

•     approximately US$4,400,000 for TV content contract investment;

•     approximately US$1,330,000 will be used to purchase a 51% interest in a joint venture for content development
Pursuant to a purchase agreement to be entered into by and among the Borrower, Parkwood Asia Limited and Everfame Development Limited in respect of shares in the capital of Everfame Development Limited and other assets set out therein, a draft of which purchase agreement has been provided to the Lenders, and relating agreements, including a cooperation agreement with Shanxi Television Station
•     100% equity interests in Upper Step Holdings Limited and all of its assets

•     100% equity interests in Everfame Development Limited and all of its assets

•     100% equity interests in Hong Kong Stock Express Publication Limited and all of its assets

SCHEDULE III